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                                                                    Exhibit 99.1


National City(R)                                     NATIONAL CITY CORPORATION
                                                     P.O. Box 5756
                                                     Cleveland, OH 44101-0756









FOR MORE INFORMATION CONTACT:                                     News Release


                     Thomas A. Richlovsky
                     Senior Vice President and Treasurer
                     (216) 575-2126


                     For Immediate Release



NATIONAL CITY ANNOUNCES INTENT TO ACQUIRE NATIONAL PROCESSING STOCK
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         CLEVELAND, Ohio--May 2, 1997--National City Corporation (NYSE:NCC)
today announced its intent to acquire up to two million shares of the common stock of National Processing, Inc. (NYSE:NAP). The shares will be acquired in the open market in accordance with applicable regulations of the Securities and Exchange Commission. The exact amounts and timing of purchases are subject to market conditions. The share purchases by National City are not intended to affect the listing of National Processing's common stock on the New York Stock Exchange. National City currently owns approximately 85% of the outstanding common stock of National Processing. If the share purchases are fully completed, National City's ownership percentage of National Processing would increase to approximately 89%. There are currently 50,575,000 shares outstanding of National Processing, of which National City owns 43,100,000.

         David A. Daberko, chairman and chief executive officer of National City, stated: "Following National Processing's successful initial public offering last August, the stock valuation has recently lagged its peer group. We believe it to be in the best interests of National City stockholders to increase National City's investment in National Processing at what appears to be an attractive price." As of the close of business on May 1, 1997, the trading price of National Processing's common stock was $7.00 per share.

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         National Processing is a provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services.

         National City is a $50 billion diversified financial services company headquartered in Cleveland, Ohio. National City operates banks and other financial services subsidiaries primarily in Ohio, Kentucky, Indiana, and Pennsylvania. National City can be found on the Internet at www.national-city.com.

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